Exhibit 10.1

UNITED STATES OF AMERICA

Before the

SECURITIES AND EXCHANGE COMMISSION

INVESTMENT ADVISERS ACT OF 1940

Release No. 5543 / July 16, 2020

ADMINISTRATIVE PROCEEDING
File No. 3-19882

In the Matter of FIRST WESTERN CAPITAL MANAGEMENT COMPANY, Respondent.

ORDER INSTITUTING ADMINISTRATIVE AND CEASE-AND-DESIST PROCEEDINGS, PURSUANT TO SECTIONS 203(e) AND 203(k) OF THE INVESTMENT ADVISERS ACT OF 1940, MAKING FINDINGS, AND IMPOSING REMEDIAL SANCTIONS AND A CEASE-AND-DESIST ORDER

I.

The Securities and Exchange Commission (“Commission”) deems it appropriate and in the public interest that public administrative and cease-and-desist proceedings be, and hereby are, instituted pursuant to Sections 203(e) and 203(k) of the Investment Advisers Act of 1940 (“Advisers Act”) against First Western Capital Management Company (“FWCM” or “Respondent”).

II.

In anticipation of the institution of these proceedings, Respondent has submitted an Offer of Settlement (the “Offer”) which the Commission has determined to accept. Solely for the purpose of these proceedings and any other proceedings brought by or on behalf of the Commission, or to which the Commission is a party, and without admitting or denying the findings herein, except as to the Commission’s jurisdiction over it and the subject matter of these proceedings, which are admitted, Respondent consents to the entry of this Order Instituting Administrative and Cease-and-Desist Proceedings, Pursuant to Sections 203(e) and 203(k) of the Investment Advisers Act of 1940, Making Findings, and Imposing Remedial Sanctions and a Cease-and-Desist Order (“Order”), as set forth below.

III.

On the basis of this Order and Respondent’s Offer, the Commission finds1 that:

SUMMARY

1.From October 2010 through July 2017 (the “Relevant Period”), FWCM purchased for advisory clients securities that were sold in reliance on Rule 144A under the Securities Act of 1933 (“Securities Act”) without having adequate compliance policies and procedures and without providing investment adviser representatives (“IARs”) training and supervision of Rule 144A securities. As a result, over a seven-year period, certain IARs purchased for 81 FWCM advisory clients a gross total of over $666 million worth of securities sold in reliance on Rule 144A when the clients were not qualified institutional buyers in a Rule 144A transaction.
2.FWCM violated Section 206(4) of the Advisers Act and Rule 206(4)-7 thereunder by failing to adopt and implement written policies and procedures reasonably designed to prevent violations of the Advisers Act and the rules thereunder by the adviser and its supervised persons. In addition, FWCM failed to reasonably supervise its IARs, within the meaning of Section 203(e)(6) of the Advisers Act, with a view to preventing certain of the IARs’ violations of the federal securities laws.

RESPONDENT

3.First Western Capital Management Company (“FWCM”), a Colorado corporation headquartered in Denver, Colorado, has been registered as an investment adviser with the Commission since 2010 (CRD 152982). Throughout the Relevant Period, FWCM provided advisory services to a total of approximately 651 advisory clients and employed nine investment adviser representatives (“IARs”). As of December 31, 2019, FWCM reported providing advisory services to 395 clients and having regulatory assets under management of approximately $962 million, a majority of which is associated with discretionary client accounts.

FACTS

4.FWCM provides investment advisory services to a variety of clients, including individuals, charitable organizations, pension plans, and corporations. These advisory services include both investment recommendations and the ongoing management of clients’ investment portfolios. FWCM typically manages advisory accounts on a discretionary basis using proprietary investment strategies. As part of these strategies, FWCM purchases for clients shares sold in reliance on Rule 144A under the Securities Act. During the Relevant Period, six FWCM IARs purchased shares for FWCM advisory clients sold in reliance on Rule 144A.

1 The findings herein are made pursuant to Respondent’s Offer and are not binding on any other person or entity in this or any other proceeding.

5.Section 5 of the Securities Act requires all offers and sales of securities to be registered with the Commission, unless an exemption from registration is available. Rule 144A provides a non-exclusive safe harbor from the registration requirements of Section 5 of the Securities Act for resales of restricted securities to “qualified institutional buyers” (“QIBs”) by deeming QIBs’ who offer or sell securities in compliance with the conditions of Rule 144 to not be underwriters within the meaning of Sections 2(a)(11) and 4(a)(1) of the Securities Act. Rule 144A(a)(i) defines a QIB to include certain entities, including registered investment advisers, acting for their own account or the accounts of other QIBs, that in the aggregate own or invest on a discretionary basis at least $100 million in securities of issuers that are not affiliated with the entity. In defining a QIB, Rule 144A identified a class of participating investors that are sophisticated, have experience in the private resale market for restricted securities, and are in little need of the protection afforded by the Securities Act’s registration provisions. Individual investors do not fall within the definition of a QIB.
6.From at least October 2010 through July 2017, FWCM purchased restricted shares sold in reliance on Rule 144A and FWCM IARs allocated the shares to all client accounts managed within certain of the firm’s strategies, regardless of whether those client accounts qualified as QIBs.
7.During the Relevant Period, FWCM failed to adopt and implement written policies and procedures reasonably designed to prevent violations of the Advisers Act and the rules thereunder by the adviser and its supervised persons.
8.FWCM had supervisory policies and procedures for all employees and managers with supervisory responsibilities. However, during the Relevant Period, FWCM did not adopt supervisory policies and procedures specifically addressing Rule 144A securities.
9.During the Relevant Period, FWCM did not require training for its IARs and supervisors about Rule 144A securities and did not adopt any other process to sufficiently educate them about the Rule 144A products and their accompanying restrictions.
10.Due to FWCM’s inadequate training, compliance policies and procedures and supervision, in the offer and sale of Rule 144A securities, certain FWCM IARs purchased securities being sold in reliance on Rule 144A on behalf of advisory clients that were not QIBs. Specifically, from October 2010 through July 2017, FWCM IARs made thousands of purchases and repurchases of restricted shares sold in reliance on Rule 144A for 81 client accounts that were not QIBs, totaling approximately $666 million and representing 9.4% of the firm’s total securities purchases and repurchases for client accounts. These account holders were individuals and trusts, individual retirement accounts, and small institutional accounts that did not meet the $100 million asset threshold to be considered a QIB.

VIOLATIONS AND SUPERVISORY FAILURES

11.As a result of the conduct described above, FWCM willfully2 violated Section 206(4) of the Advisers Act and Rule 206(4)-7 thereunder, which require a registered investment adviser to adopt and implement written policies and procedures reasonably designed to prevent violations of the Advisers Act and the rules thereunder by the adviser and its supervised persons. .
12.Under Section 203(e)(6) of the Advisers Act, investment advisers are responsible for supervising, with a view to preventing violations of the federal securities laws, persons subject to their supervision. FWCM was responsible for supervising its IARs in making investments on behalf of advisory clients. FWCM failed to establish policies and procedures which would reasonably be expected to prevent and detect such violations. FWCM failed reasonably to supervise within the meaning of Section 203(e)(6) of the Advisers Act, with a view to preventing its IARs’ violations of Section 17(a)(3) of the Securities Act, as described above.

IV.

In view of the foregoing, the Commission deems it appropriate and in the public interest, to impose the sanctions agreed to in Respondent’s Offer.

Accordingly, pursuant to Sections 203(e) and 203(k) of the Advisers Act, it is hereby ORDERED that:

A.Respondent FWCM cease and desist from committing or causing any violations and any future violations of Section 206(4) of the Advisers Act and Rule 206(4)-7, promulgated thereunder.
B.Respondent FWCM is censured.
C.Respondent FWCM shall, within 30 days of the entry of this Order, pay a civil money penalty in the amount of $200,000 to the Securities and Exchange Commission for transfer to the general fund of the United States Treasury, subject to Exchange Act Section 21F(g)(3). If timely payment is not made, additional interest shall accrue pursuant to 31 U.S.C. §3717.

2 “Willfully,” for purposes of imposing relief under Section 203(e) of the Advisers Act, “‘means no more than that the person charged with the duty knows what he is doing.’” Wonsover v. SEC, 205 F.3d 408, 414 (D.C. Cir. 2000) (quoting Hughes v. SEC, 174 F.2d 969, 977 (D.C. Cir. 1949)). There is no requirement that the actor “‘also be aware that he is violating one of the Rules or Acts.’” Tager v. SEC, 344 F.2d 5, 8 (2d Cir. 1965). The decision in The Robare Group, Ltd. v. SEC, which construed the term “willfully” for purposes of a differently structured statutory provision, does not alter that standard. 922 F.3d 468, 478-79 (D.C. Cir. 2019) (setting forth the showing required to establish that a person has “willfully omit[ted]” material information from a required disclosure in violation of Section 207 of the Advisers Act).

D.Payment must be made in one of the following ways:
(1)Respondent may transmit payment electronically to the Commission, which will provide detailed ACH transfer/Fedwire instructions upon request;
(2)Respondent may make direct payment from a bank account via Pay.gov through the SEC website at http://www.sec.gov/about/offices/ofm.htm; or
(3)Respondent may pay by certified check, bank cashier’s check, or United States postal money order, made payable to the Securities and Exchange Commission and hand-delivered or mailed to:

Enterprise Services Center Accounts Receivable Branch

HQ Bldg., Room 181, AMZ-341

6500 South MacArthur Boulevard

Oklahoma City, OK 73169

Payments by check or money order must be accompanied by a cover letter identifying First Western Capital Management Company, and the file number of these proceedings. A copy of the cover letter and check or money order must be simultaneously sent to C. Dabney O’Riordan, Co- Chief, Asset Management Unit, Securities and Exchange Commission, Los Angeles Regional Office, 444 South Flower Street, Suite 900, Los Angeles, CA 90071, or such other person or address as the Commission staff may provide.

E.Amounts ordered to be paid as civil money penalties pursuant to this Order shall be treated as penalties paid to the government for all purposes, including all tax purposes. To preserve the deterrent effect of the civil penalty, Respondent agrees that in any Related Investor Action, it shall not argue that it’s entitled to, nor shall it benefit by, offset or reduction of any award of compensatory damages by the amount of any part of Respondent’s payment of a civil penalty in this action (“Penalty Offset”). If the court in any Related Investor Action grants such a Penalty Offset, Respondent agrees that it shall, within 30 days after entry of a final order granting the Penalty Offset, notify the Commission’s counsel in this action and pay the amount of the Penalty Offset to the Securities and Exchange Commission. Such a payment shall not be deemed an additional civil penalty and shall not be deemed to change the amount of the civil penalty imposed in this proceeding. For purposes of this paragraph, a “Related Investor Action” means a private damages action brought against Respondent by or on behalf of one or more investors based on substantially the same facts as alleged in the Order instituted by the Commission in this proceeding.

By the Commission.

Vanessa A. Countryman
Secretary